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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 18, 2006
SOMANETICS CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	0-19095	38-2394784

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1653 East Maple Road, Troy, Michigan		48083-4208

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (248) 689-3050
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act.
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement
     On September 18, 2006, Somanetics Corporation entered into a Contract Development and Exclusive Licensing Agreement with NeuroPhysics Corporation, Hugh F. Stoddart and Hugh A. Stoddart. The agreement provides us with feasibility research, contract development and consulting services and certain ownership and licensing rights, subject to the rights of the United States Federal government, to intellectual property and technical knowledge associated with several novel near-infrared spectroscopy, or “NIRS”, and imaging technologies and products under development at NeuroPhysics. We paid an initial license fee of $1 million and have agreed to pay monthly license fees of up to $30,000 a month (depending on which projects are continuing under development at NeuroPhysics at the time) beginning April 1, 2008 and a royalty on any future sales of the new products.
     NeuroPhysics is in the early stage of feasibility research and development of several NIRS-based technologies and products, including a novel approach to depth resolved NIRS measurements. In addition to this NIRS-based, depth-resolved technology, products under development at NeuroPhysics include (1) a fetal cerebral oximetry system, (2) a monitor for measuring oxygen saturation in deep tissues for assessing hemorrhagic shock, (3) devices to assess tumors or swelling containing blood, including in the brain of head trauma victims and neonates with intra-ventricular hemorrhage, (4) a continuous and non-invasive blood gas monitor, and (5) a new imaging concept intended to improve resolution and expand the applicability of endoscopes. We may terminate any or all of the projects under this agreement at any time. We might not be able to develop these technologies or products into commercially viable products, and competitors might develop and market similar products before we do.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
99.1 Contract Development and Exclusive Licensing Agreement, dated as of September 18, 2006, among Somanetics Corporation, NeuroPhysics Corporation, Hugh F. Stoddart, and Hugh A. Stoddart.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 20, 2006	SOMANETICS CORPORATION
(Registrant)

	By:	/s/ Mary Ann Victor Mary Ann Victor

Its: Vice President and Chief Administrative
Officer and Secretary

EXHIBIT INDEX

Exhibit	Description
99.1	Contract Development and Exclusive Licensing Agreement, dated as of September 18, 2006, among Somanetics Corporation, NeuroPhysics Corporation, Hugh F. Stoddart, and Hugh A. Stoddart.

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